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Assurant Names Alan B. Colberg as New President and CEO

Brings 25 Years of Experience Driving Growth and Innovation in the Financial Services Sector

New York, Sept. 16, 2014 – Assurant, Inc. (NYSE:AIZ), a premier provider of specialty insurance products and services, announced the appointment of Alan B. Colberg, as president, effective immediately, and as chief executive officer and director of the company’s board, effective Jan. 1, 2015. He succeeds Robert B. Pollock who announced his plan to retire earlier this year after 33 years with the company.

Since joining Assurant in March 2011, Colberg has served as executive vice president, marketing and business development where he was responsible for fully integrating Assurant's strategy with enterprise-wide and business-level innovation and growth plans.

“With extensive experience driving innovation and building value, Alan is uniquely qualified to lead Assurant. As a champion for consumers, Alan has a keen grasp of macro trends and a vision for the future that have been instrumental in identifying new opportunities for profitable growth,” said Elaine D. Rosen, board chair. “The board’s extensive search affirmed he is the ideal leader to accelerate our momentum in ways that uphold the values of Assurant.”

Colberg, 53, joined Assurant following a 22-year career with Bain & Company, Inc. During his tenure there, he held numerous operational and leadership roles. He served as Bain’s global practice leader for Financial Services and advised leading global companies such as Assurant. In 2010, Consulting Magazine recognized Colberg as one of the world's top 25 consultants and for his excellence in the financial services sector. He earned a Bachelor of Science degree with highest honors in accounting and finance from the Wharton School at the University of Pennsylvania and an MBA from Harvard Business School.

“I’m excited to lead the great team at Assurant,” said Colberg. “We will build upon our strong history of creating value for customers and shareholders alike to drive continued profitable growth. With dynamic changes taking place throughout our industry and evolving consumer preferences, there are many exciting opportunities ahead. I look forward to working with our board, management team and dedicated employees to realize our goals.”

Pollock, 60, will work closely with Colberg during his remaining time at the company to ensure a smooth transition.

“On behalf of the board and everyone at Assurant, I want to thank Rob for his unwavering dedication to the company and creating a solid foundation for our future growth,” added Rosen. “We wish Rob the very best in his retirement.”

About Assurant

Assurant is a premier provider of specialized insurance products and related services in North America, Latin America, Europe and other select worldwide markets. The four key businesses -- Assurant Solutions, Assurant Specialty Property, Assurant Health and Assurant Employee Benefits -- partner with clients who are leaders in their industries and build leadership positions in a number of specialty insurance market segments. Assurant businesses provide mobile device protection; debt protection administration; credit-related insurance; warranties and service contracts; pre-funded funeral insurance; lender-placed homeowners insurance; property preservation services; renters insurance and related products; manufactured housing homeowners insurance; individual health and small employer group health insurance; group dental insurance; group disability insurance; and group life insurance.

Assurant, a Fortune 500 company and a member of the S&P 500, is traded on the New York Stock Exchange under the symbol AIZ. Assurant has approximately $30 billion in assets and $9 billion in annual revenue. Assurant has approximately 17,500 employees worldwide and is headquartered in New York's financial district. For more information on Assurant, please visit www.assurant.com and follow us on Twitter @AssurantNews.

Media Contact:
Vera Carley
Assistant Vice President, External Communication
Phone: 212.859.7002
vera.carley@assurant.com

Investor Relations Contact:
Suzanne Shepherd
Director, Investor Relations
Phone: 212.859.7062
suzanne.shepherd@assurant.com